Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY
REPORTS FIRST QUARTER
FISCAL YEAR 2008 RESULTS
     (Reno, NV — January 17, 2008) — International Game Technology (NYSE: IGT) announced today operating results for the first quarter ended December 31, 2007.
     Consolidated revenues and gross profit for the quarter were $645.8 million and $366.5 million, respectively, compared to $642.3 million and $352.0 million in the prior year quarter. Consolidated gross margins for the first quarter came in at 57%, up from 55% in the prior year quarter. Net income in the first quarter totaled $113.7 million or $0.36 per diluted share, compared to $121.0 million and $0.35 per diluted share in the prior year quarter.
     “During the first quarter, IGT made progress towards achieving our long-term objectives, including demonstrating at the Global Gaming Expo this past November our vision for the right slot floor today and in the future. Operationally we continued to generate margin improvements and moderate revenue growth despite reduced marketplace demand,” said Chairman and CEO TJ Matthews.
Gaming Operations
     First quarter revenues and gross profit from gaming operations improved to $332.3 million and $199.4 million, respectively, compared to $324.9 million and $186.7 million for the same period in the prior year. Gaming operations gross margins for the first quarter were 60% compared with the prior year quarter at 57%. Revenue and gross profit growth were primarily driven by an increase of 5,700 units in our installed base from the prior year quarter.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

     Year-over-year lease operations placements increased 2,300 units, mainly in Mexico, New York and Rhode Island. Casino operations placements increased 3,400 units year-over-year as a result of expansion in Oklahoma and Florida. Compared to the fourth quarter of fiscal 2007, casino operations units increased 100 units and lease operations units were down 500 due to temporary removals in Mexico.
Product Sales

	Quarters Ended
	December 31
	2007	2006
Revenues (in millions)
North America	$166.9	$207.3
International	146.6	110.1

Total	$313.5	$317.4

Gross Margin
North America	54%	55%
International	52%	46%
Total	53%	52%

Units Shipped
North America	7,300	12,200
International	12,900	14,600

Total	20,200	26,800
     Worldwide product sales revenues produced first quarter revenues and gross profits of $313.5 million and $167.2 million, respectively, compared to $317.4 million and $165.3 million in the prior year quarter. Worldwide shipments totaled 20,200 units compared to 26,800 units in the first quarter of last year. Gross profits increased despite the 25% reduction in shipments due to favorable product and geographic mix. Non-machine revenues increased to $99.3 million or 32% of total product sales from $84.8 million or 27% of total product sales in the comparable prior year quarter, primarily as a result of growth in network systems sales.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

     North America shipments of 7,300 units were off 40% from the comparable prior year quarter total of 12,200, while product sales revenues decreased only 19% for the same period. Non-machine revenues were $76.1 million in the first quarter or 46% of product sales, up from $69.2 million or 33% of product sales in the prior year quarter. Units shipped were down due to a reduction in replacement demand.
     International product sales revenues improved 33% from the comparable prior year quarter due to favorable product mix. During the first quarter, international machine shipments totaled 12,900 units versus 14,600 units last year, with lower shipments into Japan and the UK partially offset by increased shipments into all other international markets. Non-machine revenues totaled $23.2 million or 16% of international product sales compared to $15.6 million or 14% in the prior year quarter.
Operating Expenses and Other Income/Expense
     First quarter operating expenses increased to $170.8 million from $166.8 million in the prior year quarter, primarily due to additional staffing initiatives and a greater investment in research and development.
     Other expense, net, was $7.6 million in the first quarter compared to other income, net, of $4.5 million in the prior year quarter. Higher other expense was driven by increased interest expense from additional borrowings under our credit facility.
Cash Flows & Balance Sheet
     IGT generated $120.2 million in operating cash flow on net income of $113.7 million in the first quarter, down from $223.5 million and $121.0 million, respectively, in the prior year quarter. Operating cash flow decreased primarily due to additional prepayments to secure long-term licensing rights and timing of payments in working capital. First quarter capital expenditures totaled $62.7 million compared to $103.8 million in the prior year quarter.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

     Working capital increased to $665.9 million at December 31, 2007 compared to $595.5 million at September 30, 2007. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $415.8 million at December 31, 2007 versus $400.7 million at September 30, 2007. Debt totaled $1.6 billion at December 31, 2007 compared to $1.5 billion at September 30, 2007.
Capital Deployment
     On December 10, 2007, our Board of Directors declared a quarterly cash dividend of fourteen cents ($0.14) per share, paid on January 7, 2008 to shareholders of record on December 24, 2007.
     IGT repurchased 3.5 million shares during the first quarter for a total cost of $149.2 million. The remaining authorization under the Company’s stock repurchase program totaled 29.8 million shares at December 31, 2007.
     As previously announced on December 20, 2007, IGT will host a conference call regarding its First Quarter Fiscal Year 2008 earnings release on Thursday, January 17, 2008 at 6:00 a.m. (Pacific Standard Time). The access numbers are as follows:
Domestic callers dial 888-455-9641, passcode IGT
International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. If you are unable to participate during the live webcast, the call will be archived until Friday, January 25, 2008 at http://www.IGT.com/InvestorRelations.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, January 17, 2008. This replay will run through Friday, January 25, 2008. The access numbers are as follows:
Domestic callers dial 800-293-4240
International callers dial 203-369-3224

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	IGT made progress towards achieving our long-term objectives, including demonstrating at the Global Gaming Expo this past November our vision for the best slot floor today and in the future.
Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:
•	Unfavorable changes to regulations or problems with obtaining needed licenses or approvals

•	Decline in the popularity of IGT games or unfavorable changes in player and operator preferences

•	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

•	Failure to successfully develop and manage frequent introductions of innovative products

•	Failure to attract, retain and motivate key employees may adversely affect our ability to compete

•	Failure or inability to protect our intellectual property

•	Claims of intellectual property infringement or invalidity

•	Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

•	Risks related to international operations
Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
Contact: Patrick Cavanaugh, Vice President, Corporate Finance and Investor Relations
+1-866-296-4232

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,
	2007	2006

(In millions, except per share amounts)

Revenues
Gaming operations	$332.3	$324.9
Product sales	313.5	317.4

Total revenues	645.8	642.3

Costs and operating expenses
Cost of gaming operations	132.9	138.2
Cost of product sales	146.4	152.1
Selling, general and administrative	100.3	98.4
Research and development	51.3	49.3
Depreciation and amortization	19.2	19.1

Total costs and operating expenses	450.1	457.1

Operating income	195.7	185.2

Other income (expense), net	(7.6)	4.5

Income before tax	188.1	189.7

Income tax provisions	74.4	68.7

Net income	$113.7	$121.0

Basic earnings per share	$0.36	$0.36
Diluted earnings per share	$0.36	$0.35

Weighted average shares outstanding
Basic	314.4	332.5
Diluted	318.4	343.9

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2007	2007

(In millions)
Assets
Current assets
Cash and equivalents	$285.9	$261.3
Investment securities, at market value	31.1	51.3
Restricted cash and investments	98.8	88.1
Receivables, net	487.5	503.1
Inventories	140.1	144.8
Jackpot annuity investments	66.8	66.5
Other	161.0	171.9

Total current assets	1,271.2	1,287.0
Notes and contracts receivable, net	74.5	63.6
Property, plant and equipment, net	564.7	567.4
Jackpot annuity investments	439.9	441.5
Goodwill and intangibles, net	1,354.0	1,362.1
Other assets	526.2	445.9

Total assets	$4,230.5	$4,167.5

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$9.8	$5.6
Accounts payable	96.6	121.1
Jackpot liabilities	181.6	170.7
Accrued income taxes	48.1	49.5
Dividends payable	44.0	44.4
Other accrued liabilities	225.2	300.2

Total current liabilities	605.3	691.5
Notes payable, net of current maturities	1,617.1	1,503.0
Non-current jackpot liabilities	468.8	472.4
Other liabilities	161.3	47.9

Total liabilities	2,852.5	2,714.8
Total stockholders’ equity	1,378.0	1,452.7

Total liabilities and stockholders’ equity	$4,230.5	$4,167.5

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2007	2006

(In millions)

Operations
Net income	$113.7	$121.0
Depreciation, amortization and other non-cash items	78.2	82.5
Changes in operating assets and liabilities:
Receivables	22.4	(3.8)
Inventories	3.2	11.9
Accounts payable and accrued liabilities	(103.6)	(45.1)
Jackpot liabilities	(3.5)	6.4
Income taxes	48.7	48.5
Prepaid and other assets	(38.9)	2.1

Cash from operations	120.2	223.5

Investing
Capital expenditures	(62.7)	(103.8)
Investments, net	15.0	(305.6)
Jackpot annuity investments, net	8.6	(1.1)
Changes in restricted cash	(5.3)	0.5
Business acquisitions	—	(18.3)
Other	(6.8)	(14.9)

Cash from investing	(51.2)	(443.2)

Financing
Debt proceeds (repayments), net	118.2	866.1
Employee stock plans	30.5	23.5
Dividends paid	(44.4)	(43.5)
Share repurchases	(149.2)	(225.4)

Cash from financing	(44.9)	620.7

Foreign exchange rates effect on cash	0.5	(3.7)

Net change in cash and equivalents	24.6	397.3

Beginning cash and equivalents	261.3	294.6

Ending cash and equivalents	$285.9	$691.9

News Release
International Game Technology Reports
First Quarter Fiscal Year 2008 Results

Unaudited Supplemental Data

	Quarters Ended
	December 31,
Calculation of Earnings Per Share	2007	2006

(In millions, except per share amounts)
Net income	$113.7	$121.0

Basic weighted average shares outstanding	314.4	332.5
Dilutive effect of stock awards	4.0	5.0
Dilutive effect of convertible debentures	—	6.4

Diluted weighted average shares outstanding	318.4	343.9

Basic earnings per share	$0.36	$0.36
Diluted earnings per share	$0.36	$0.35

	Quarters Ended
	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2007	2006

(In millions)
Net income	$113.7	$121.0
Income tax provisions	74.4	68.7
Other (income) expense, net	7.6	(4.5)
Depreciation and amortization	69.3	65.3
Share-based compensation	9.3	9.4

Adjusted EBITDA	$274.3	$259.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Three Months Ended
	December 31,
Reconciliation of Cash from Operations to Free Cash Flow	2007	2006

(In millions)
Cash from operations	$120.2	$223.5
Investment in property, plant and equipment	(23.1)	(52.2)
Investment in gaming operations equipment	(35.4)	(45.8)
Investment in intellectual property	(4.2)	(5.8)

Free Cash Flow before dividends	57.5	119.7
Dividends paid	(44.4)	(43.5)

Free Cash Flow	$13.1	$76.2

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.